Exhibit 99

                                First Banks, Inc.
                               St. Louis, Missouri

Contacts:  Terrance M. McCarthy                  Lisa K. Vansickle
           President and                         Senior Vice President and
           Chief Executive Officer               Chief Financial Officer
           First Banks, Inc.                     First Banks, Inc.
           (314) 592-5000                        (314) 592-5000


Traded:    NYSE
Symbol:    FBSPrA - (First Preferred Capital Trust IV,  an  affiliated  trust of
                     First Banks, Inc.)

FOR IMMEDIATE RELEASE:

               First Banks, Inc. Receives Approval and Funding for Participation in the U.S. Treasury Capital Purchase Program

     St. Louis, Missouri, December 31, 2008. First Banks, Inc. ("First Banks" or the "Company") announced today that it has received approval and funding from the United States Department of the Treasury ("Treasury") to participate in its Troubled Asset Relief Program Capital Purchase Program ("Capital Purchase Program") authorized by the Emergency Economic Stabilization Act of 2008, which authorizes the Treasury to purchase preferred stock and warrants from U.S. financial institutions.

     First Banks issued $295.4 million of senior preferred stock and a related warrant to the Treasury pursuant to the standard Capital Purchase Program terms and conditions for non-public companies as described and set forth in the Securities Purchase Agreement - Standard Terms. First Banks is privately held by the St. Louis based Dierberg family which controls all of the voting stock of the Company through various trusts created by and for the benefit of members of the Dierberg family. The Company intends to use the proceeds from the sale of the preferred stock for general corporate purposes, including additional capital to expand lending operations and strengthen its balance sheet.

     Under the Capital Purchase Program, First Banks issued newly created senior preferred stock at a five percent annual dividend rate for the first five years and a nine percent annual dividend rate thereafter. The Treasury also received a 10-year warrant, which was immediately exercised, to purchase a separate class of newly created senior preferred stock at a nine percent annual dividend rate. Details of the terms of the Treasury's Capital Purchase Program may be found on the Treasury's website at "http://treas.gov/initiatives/eesa" and in the Company's Current Report on Form 8-K as of December 31, 2008, as filed with the United States Securities and Exchange Commission.

     Terrance M. McCarthy, President and Chief Executive Officer of First Banks, said, "We are pleased to have completed the funding of an additional $295.4 million of capital through the U.S. Treasury's TARP Capital Purchase Program. With the $295.4 million, along with previous capital raised through our shareholders, we have added over $400.0 million of new capital in 2008. As a result, we have greatly strengthened our balance sheet and are well positioned to deploy the additional capital to pursue appropriate loan growth opportunities, and to continue to aggressively manage the resolution of problem assets in our loan portfolio. The significant addition of capital will allow us to continue to pursue attractive loan opportunities within our business segments and our mortgage loan segments, which are located in some of the largest and robust financial markets in the nation."

     First Banks was well capitalized under the regulatory framework for prompt corrective action at September 30, 2008, with a Tier 1 capital to risk-weighted assets ratio and a total capital to risk-weighted assets ratio of 6.97% and 10.31%, respectively. After the issuance of $295.4 million of preferred stock to the Treasury, First Banks' Tier 1 capital to risk-weighted assets ratio and its total capital to risk-weighted assets ratio were approximately 10.97% and 13.31%, respectively, based on risk-weighted assets as of September 30, 2008.

     First Banks had assets of $10.8 billion at September 30, 2008 and currently operates 217 branch banking offices in California, Florida, Illinois, Missouri and Texas. Through its subsidiary bank, First Bank, the Company offers a broad range of financial products and services to consumers, businesses and institutions. Visit First Banks on the web at www.firstbanks.com.

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This press release contains forward-looking statements within the meaning of the
Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about First Banks' plans, objectives, estimates or projections with respect to our future financial condition, expected or anticipated revenues with respect to our results of operations and our business, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of First Banks' management and are subject to significant risks and uncertainties which may cause actual results to differ materially from those contemplated in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements:
increased  competition  and  its  effect  on  pricing,   spending,   third-party
relationships and revenues; changes in interest rates and overall economic conditions; and the risk of new and changing regulation. Additional factors which may cause First Banks' results to differ materially from those described in the forward-looking statements may be found in First Banks' Annual Report on Form 10-K and subsequently filed Amendment No. 1 to the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the Securities and
Exchange   Commission   ("SEC")  and  available  at  the  SEC's   internet  site
(http://www.sec.gov). The forward-looking statements in this press release speak
 ------------------
only as of the date of the press release, and First Banks does not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.